UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C
(Rule 14C-101)

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☐	Preliminary Information Statement.
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☒	Definitive Information Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material under ss. 240.14a-12.

Princeton Acquisitions, Inc.
(Name of Registrant as Specified in Its Charter)

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(4)	Date Filed:_________________________________________________________________

PRINCETON ACQUISITIONS, INC.
900 IDS Center
80 South 8th Street
Minneapolis, Minnesota 55402-8773

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 7, 2009

To our Shareholders:

Notice is hereby given that a Special Meeting of the Shareholders of Princeton Acquisitions, Inc., a Colorado corporation (the “Company”), will be held on Monday, December 7, 2009 at 10:00 a.m. (CDT) at the offices of Maslon Edelman Borman & Brand, LLP, located at 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota, 55402-4140, or at any adjournment or postponement thereof, to consider and act upon the following corporate actions:

a proposal to amend and restate the Company’s Articles of Incorporation to (i) change the name of the Company from “Princeton Acquisitions, Inc.” to “Standard Gold, Inc.,” (ii) permit shareholder action in writing, in lieu of a meeting, by shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote were present and voted, (iii) remove certain provisions from the Articles that are not required under the Colorado Business Corporation Act (the “CBCA”), and (iv) edit certain references from the Colorado Corporation Code to the CBCA.

Details relating to the above matters are set forth in the attached Information Statement. All Shareholders of record of the Company as of the close of business on November 11, 2009 will be entitled to notice of and to vote at such meeting or at any adjournment or postponement thereof.

The attached Information Statement is being furnished to our Shareholders pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder.  We urge you to review these materials carefully. We hope that you will be able to attend the Special Meeting.

Important Notice Regarding the Availability of Information Statement for the Special Meeting of Shareholders to be held on December 7, 2009.  The Information Statement is available at www.PrincetonAcquisitions.com.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS Stephen D. King Chief Executive Officer and President

November 16, 2009

PRINCETON ACQUISITIONS, INC.
900 IDS Center
80 South 8th Street
Minneapolis, Minnesota 55402-8773

INFORMATION STATEMENT FOR
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 7, 2009

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT
TO SEND US A PROXY

General Information

Princeton Acquisitions, Inc., a Colorado corporation (sometimes referred to as the “Company” or “Princeton”), is providing this Information Statement in connection with a Special Meeting of Shareholders, which will take place on Monday, December 7, 2009 at 10:00 a.m. (CDT) at the offices of Maslon Edelman Borman & Brand, LLP, located at 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota, 55402-4140, or at any postponement or adjournment thereof (the “Special Meeting”).

This Information Statement and accompanying Notice of Special Meeting are first being mailed on or about November 16, 2009 to Shareholders entitled to vote at the Special Meeting.  The Company is not soliciting proxies in advance of the Special Meeting.

What is the Purpose of the Special Meeting?

At the Special Meeting, our Shareholders will be asked to consider and vote on the matters described in the accompanying Notice of Special Meeting, which consist of a proposal to amend and restate the Company’s Articles of Incorporation to (i) change the name of the Company from “Princeton Acquisitions, Inc.” to “Standard Gold, Inc.,” (ii) permit shareholder action in writing, in lieu of a meeting, by shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote were present and voted, (iii) remove certain provisions from the Articles that are not required under the Colorado Business Corporation Act (the “CBCA”), and (iv) edit certain references from the Colorado Corporation Code to the CBCA.

Are there other Matters to be Voted on at the Special Meeting?

The Company does not know of any other matters that may come before the Special Meeting. Colorado law and the Company’s Bylaws impose limitations on the ability to present business items at a special meeting if those items were not included in the Notice of Special Meeting. Accordingly, except for procedural matters incidental to the conduct of the meeting, it is not expected that any other matters will come before the Special Meeting.

Who Can Vote at the Special Meeting?

In order to vote, you must have been a shareholder of record at the close of business on November 11, 2009 (which is referred to as the “record date”).

On the record date, there were 21,750,649 shares of Princeton’s common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon.

How do I Vote?

You can vote by attending the Special Meeting and voting your shares in person or through your legally constituted proxy.  If your shares are held in the name of a broker, bank or other nominee, you must bring an account statement or letter from the nominee showing that you were the beneficial owner of the shares on the record date.  We are not soliciting proxies in advance of the Special Meeting.

What Constitutes a Quorum?

In order for business to be conducted at the Special Meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to the matter to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the Special Meeting will be adjourned until a quorum is obtained.

What Vote is Required to Approve the Amendments to the Articles of Incorporation?

If a quorum exists, the amendments to our Articles of Incorporation will be approved if the affirmative votes exceed the negative votes of the shares of common stock represented at the Special Meeting and entitled to vote.

How Will Votes be Counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” such abstention shall be treated as shares that are present but that have not been voted and accordingly, will be treated as a “no” vote in determining whether the proposal is approved.

Broker “non-votes” and the shares as to which a stockholder abstains from voting are included for purposes of determining whether a quorum of shares is present at a meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal, because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If a quorum is present, the proposal will be approved if the affirmative votes exceed the negative votes of the shares of common stock represented at the meeting and entitled to vote. In tabulating the votes on the proposal, abstentions and broker non-votes will be treated as shares that are present but that have not been voted and accordingly will be treated as abstaining votes in determining whether the proposal is approved.

PROPOSAL ONE.  AMENDMENT AND RESTATEMENT OF

ARTICLES OF INCORPORATION

Proposal One proposes that the Company’s current Articles of Incorporation (the “Articles”) be amended and restated in their entirety, in the manner set forth on Appendix A hereto.  For your convenience, Appendix A sets forth the language to be added to (as reflected by underlining), and the language to be removed (as reflected by strikeout), from our Articles should Proposal One be approved.   If approved by the shareholders at the Special Meeting, the Amended and Restated Articles would (i) change the name of the Company from “Princeton Acquisitions, Inc.” to “Standard Gold, Inc.,” (ii) permit shareholder action in writing, in lieu of a meeting, by shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote were present and voted, (iii) remove certain provisions from the Articles that are not required under the Colorado Business Corporation Act (the “CBCA”), and (iv) edit certain references from the Colorado Corporation Code to the CBCA.

As each member of the Company’s Board of Directors serves as an officer or director (or both) of Wits Basin (as discussed in more detail below under the caption “Interested Parties”), the Board of Directors has determined that a conflict of interest may exist and has therefore elected not to make a recommendation to the Shareholders regarding the approval of the Amended and Restated Articles of Incorporation as referenced in this Proposal One.

The summary description of the Amended and Restated Articles of Incorporation contained in this Information Statement is qualified by the full text of such proposed Amended and Restated Articles of Incorporation as set forth in Appendix A.

Reasons for and General Effect of Adoption of Amended and Restated Articles of Incorporation

If approved, the Amended and Restated Articles of Incorporation would:

Change the name of the Company to “Standard Gold, Inc.”  The proposed Amended and Restated Articles of Incorporation seek to change the name of the Company to “Standard Gold, Inc.”  The Company believes that the name “Standard Gold, Inc.” more accurately reflects the Company’s intended business operations than does “Princeton Acquisitions, Inc.,” as it better relates to the Company’s business purpose and plan to find, develop, produce and sell gold mine assets.

A change to the Company’s name will further result in the Company obtaining a change in the Company’s ticker symbol and CUSIP number.  Shareholders will not be required to tender their shares for reissuance, and should not encounter any difficulties in transferring or selling shares as a result of the change in company name, ticker symbol or CUSIP number.  Notwithstanding the foregoing, any certificates tendered to the transfer agent for any reason will be reissued under the new name and CUSIP number.

Include provision permitting Shareholder action in writing in lieu of a meeting with less than unanimous consent. Currently, the Articles require the unanimous written consent of Shareholders holding shares entitled to vote in order to take shareholder action without a meeting.  Section 7-1-7-104 of the CBCA permits, so long as provided in a company’s articles of incorporation, that shareholders of a company may take action without a meeting with the consent of shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote were present and voted.  The proposed Amended and Restated Articles of Incorporation seek to amend the Articles to include a provision permitting the Shareholders to take action in writing with the consent of shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote were present and voted, as permitted under the CBCA.  The Company believes that permitting shareholder action by written consent in this manner will provide the Company and the Shareholders additional flexibility in taking any necessary shareholder action by relieving the Company from the time delays and expenses of holding a shareholder meeting for all such actions.  The Company further believes that its disclosure and notification obligations under the Exchange Act and compliance with the CBCA and applicable law will continue to ensure that the Shareholders receive necessary and timely information as to the actions of the Company, as well as the continued opportunity to vote on certain proposed acts of the Company as required by the CBCA and other applicable law.

As required by the CBCA, any action of the Shareholders taken in writing would still require the consent of shareholders holding a minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.  The proposed amendment, if approved, would not reduce the number of votes necessary to approve an action by the Shareholders, but rather would enable the Company’s shareholders to take such action in writing without holding a meeting; under the existing Articles, such an action would require unanimous consent of all Shareholders entitled to vote.  If the proposed amendments are approved, the Company would further amend its Bylaws to make them consistent with the Amended and Restated Articles.

Removal of certain provisions of the Articles that are not required under the Colorado Business Corporation Act.  The proposed Amended and Restated Articles of Incorporation seek to remove the following provisions of the current Articles, each of which are not required under the CBCA:

•           Article X – Registered Office and Registered Agent;

•           Article XI – Initial Board of Directors; and

•           Article XII – Incorporator.

The information set forth in Articles X and XI of the Articles is no longer accurate as stated in the Articles currently.  Additionally, pursuant to Section 7-110-102 of the CBCA, the information set forth in Articles X, XI and XII of the Articles is not required to be included in an amendment to the articles of incorporation of a company.

The deletion of these provisions from the Amended and Restated Articles should have no effect on the Company or the Shareholders.  The information as to the original registered office and registered agent, incorporator, and initial board of directors of the Company is no longer relevant information, and information relating to the current registered office, registered agent and current board of directors is otherwise available to the public. As required under the CBCA, the current registered office and registered agent information of the Company has been filed with and is accessible from the Colorado Secretary of State.  Pursuant to the rules and regulations of the Exchange Act, the Company is required to disclose the identity of the board of directors of the Company in its filings with the Securities and Exchange Commission (the “SEC”), and such information is readily accessible to the public through such filings.

Edit references of the “Colorado Corporation Code” to “Colorado Business Corporation Act.”  The proposed Amended and Restated Articles of Incorporation also seek to edit certain references in the Articles to the Colorado Corporation Code, which was repealed in 1993, to the Colorado Business Corporation Act.  The proposed amendments shall have no material affect on the Corporation or the Shareholders, but shall rather appropriately identify the appropriate Colorado statutes applicable to the Company.

Interested Parties

Subsequent to the completion of the Share Exchange and Stock Purchase (as defined and discussed below under the caption “Changes in Control”), as of the record date, Wits Basin Precious Minerals Inc., a Minnesota corporation (“Wits Basin”), beneficially held approximately 94% of our outstanding common stock.  Further, all of our officers and directors serve as officers and directors of Wits Basin; Stephen D. King, our Chief Executive Officer, President and member of our Board of Directors, also serves as chief executive officer of Wits Basin and is a director of Wits Basin; Mark D. Dacko, our Chief Financial Officer and Secretary, serves as the chief financial officer of Wits Basin; Dr. Clyde Smith, a member of our Board of Directors, is the president and a director of Wits Basin; and Donald Stoica, a member of our Board of Directors, serves as a director of Wits Basin.  As each of the members of our Board of Directors also serves as an officer or director (or both) of Wits Basin, our Board of Directors has determined that a conflict of interest may exist and has therefore elected not to make a recommendation to the Shareholders regarding the approval of the Amended and Restated Articles of Incorporation as referenced in this Proposal One.

Approval of the proposed amendments to the Articles would enable the holder or holders of shares with a majority of voting power of the Company (subject to any supermajority voting requirements set forth in the Company’s Articles or Bylaws or provided for under the CBCA or other applicable law) to take action in writing without first holding a shareholder meeting.  Accordingly, Wits Basin, so long as it maintains sufficient voting power to do so, could propose and take shareholder action on behalf of the Company through a written consent, and without a meeting of the Shareholders.  Through the affiliation to Wits Basin of all of our officers and directors, Wits Basin is already able to exert control over our Company, but with the approval of the proposed amendments to our Articles will also have additional flexibility to take Shareholder action without holding a meeting of the Shareholders.

Appraisal Rights

No appraisal rights are available under the CBCA or under our Articles of Incorporation or Bylaws to any stockholder who dissents from the proposal to approve the Amended and Restated Articles of Incorporation.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

As of November 11, 2009, there were 21,750,649 shares of the Company’s common stock issued and outstanding. The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this Information Statement by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable.  Except as noted below, the address of each person identified below is 900 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402-8773.

	Shares	Shares
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned
Wits Basin Precious Minerals Inc. (1)	20,963,544	94.0%
Irwin Gross (2) 800 S. Ocean Blvd, Apt 21 Boca Raton, FL 33432	1,500,000	6.6%
Stephen D. King (3)	20,963,544	94.0%
Mark D. Dacko (4)	0	-
Dr. Clyde Smith (8)	0	-
Donald Stoica (8)	0	-
All executive officers and directors as a group (4 persons)	20,963,544	94.0%

*  Less than 1%.

(1)
Includes warrants to purchase an aggregate of 540,000 shares of common stock at an exercise price of $1.00 per share.  Stephen D. King, as the Chief Executive Officer and a director of Wits Basin Precious Minerals Inc., may be deemed to hold voting and investment control over the shares held by Wits Basin Precious Minerals Inc.

(2)
Represents (i) 180,000 shares of common stock and warrants to purchase 180,000 shares of common stock held by Irwin Gross IRA, of which Mr. Gross is the trustee, (ii) 160,000 shares of common stock and warrants to purchase 160,000 shares of common stock held by 1995 Gross Family Remainder Unit Trust, of which Mr. Gross is the trustee, (iii) 160,000 shares of common stock and warrants to purchase 160,000 shares of common stock held by Premier Partners Investments, LLLP, of which Mr. Gross is the managing partner, and (iv) warrants to purchase 500,000 shares of common stock at an exercise price of $0.01 per share held by Mr. Gross.

(3)
Upon effectiveness of the Share Exchange, Mr. King was appointed as the Chief Executive Officer, President and as a director of the Company.  Shares represent holdings of Wits Basin Precious Minerals Inc., of which Mr. King serves as Chief Executive Officer and a director.

(4)
Upon effectiveness of the Share Exchange, Mr. Dacko was appointed as the Chief Financial Officer of the Company.  Until completion of the Share Exchange on September 29, 2009, Mr. Dacko served as a director of Hunter Bates Mining Corporation.

(5)	Dr. Clyde Smith and Donald Stoica became members of the Company’s Board of Directors effective October 13, 2009.

Changes in Control

Pursuant to a Share Exchange Agreement dated September 11, 2009 by and among the Company, Hunter Bates Mining Corporation, a Minnesota corporation (“Hunter Bates”) and certain shareholders of Hunter Bates, effective September 29, 2009, all of the shareholders of Hunter Bates as of such date exchanged all of their capital securities of Hunter Bates in consideration for similar capital securities of the Company and Hunter Bates became a wholly owned subsidiary of the Company.  This transaction is referred to herein as the “Share Exchange.”

Pursuant to the Share Exchange, and in consideration of all of the outstanding securities of Hunter Bates on a share-for-share basis, the Company issued the shareholders of Hunter Bates an aggregate of 19,500,000 shares of the Company’s common stock and warrants to purchase an aggregate of 2,500,000 shares of the Company’s common stock at exercise prices ranging from $0.01 to $1.00 per share (the “Warrants”).  As a result of the Share Exchange, the former shareholders of Hunter Bates held approximately 98% of the issued and outstanding shares of the Company’s common stock, and approximately 99% of the capital stock of the Company on a fully diluted basis assuming the exercise of all outstanding Warrants. Accordingly, the Share Exchange represented a change in control of the Company.

Contemporaneously with the closing of the Share Exchange, pursuant to the terms of a Stock Purchase Agreement dated September 29, 2009 by and among Earnco Money Purchase Profit Plan, Mathis Family Partners Ltd., Lazzeri Family Trust, Lazzeri Equity Partners 401K Plan, LaMirage Trust, Blueridge Consultants, Inc. Profit Sharing Plan and Charitable Remainder Trust of Timothy J. Brasel (collectively, the “Sellers”), and Wits Basin, which was the majority shareholder of Hunter Bates prior to the Share Exchange, Wits Basin purchased from the Sellers an aggregate of 1,383,544 shares of the Company’s common stock, which constituted approximately 81% of the Company’s issued and outstanding common stock immediately prior to the effectiveness of the Share Exchange, for aggregate consideration of $262,500 (the “Stock Purchase”).  As a result of the Stock Purchase and the Share Exchange, Wits Basin held an aggregate of 19,883,544 shares of the Company’s common stock immediately after effectiveness of the Share Exchange, which constituted approximately 94% of the issued and outstanding shares of the Company’s common stock immediately after effectiveness of the Share Exchange.

Pursuant to the Share Exchange Agreement, Timothy J. Brasel, who was the sole officer and director of the Company, resigned his officer positions and from the Company’s Board of Directors.  Stephen D. King, the chief executive officer and president of Hunter Bates, was appointed the Chief Executive Officer and President of the Company, and Mark D. Dacko, the chief financial officer of Hunter Bates, was appointed the Chief Financial Officer and Secretary of the Company.  Mr. King, Dr. Clyde Smith and Donald Stoica were appointed as members of the Board of Directors.

OTHER MATTERS

Inspector of Election

Mark D. Dacko, the Company’s Chief Financial Officer and Secretary, will tabulate the votes and act as the inspector of election.

Expense of Information Statement

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may after supplement it.  Additional copies of this Information Statement may be obtained at no charge by writing to us at:  Princeton Acquisitions, Inc., 900 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402-8773, Attn: Secretary.

Miscellaneous

One Information Statement will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing such address. Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this Information Statement to the shareholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the shareholder can notify us that the shareholder wishes to receive a separate copy of this Information Statement or other communications to the shareholder in the future. In the event a shareholder desires to provide us with such notice, it may be given verbally by telephoning our offices at (612) 349-5277 or by mail to our address at 900 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402-8773, Attn: Secretary.

We file annual, quarterly and current reports, proxy statements, and registration statements with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

The above Notice and Information Statement are sent by order of the Board of Directors.

November 16, 2009	Stephen D. King
Chief Executive Officer and President

APPENDIX A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
~~PRINCETON ACQUISITIONS~~STANDARD GOLD, INC.

KNOW ALL MEN BY THESE PRESENTS: That the undersigned~~ incorporator~~, being a natural person of the age of eighteen years or more~~ and desiring to form a body corporate under the laws of the State of Colorado~~, does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado, these Amended and Restated Articles of Incorporation (referenced herein as the "Articles of Incorporation"):

ARTICLE I
NAME

The name of the Corporation shall be: ~~Princeton Acquisitions~~Standard Gold, Inc.

ARTICLE II
PERIOD OF DURATION

The Corporation shall exist in perpetuity from and after the date of filing ~~these~~ of the original Articles of Incorporation with the Secretary of State of the State of Colorado unless dissolved according to law.

ARTICLE III
PURPOSES AND POWERS

1. Purposes. Except as restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation ~~Code~~Act.

2. General Powers. Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the Colorado Business Corporation ~~Code~~Act.

3. Issuance of Shares. The board of directors of the Corporation may divide and issue any class of stock of the Corporation in series pursuant to a resolution properly filed with the Secretary of State of Colorado.

ARTICLE IV
CAPITAL STOCK

The aggregate number of shares which this Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of $.001 par value each, which shares shall be designated "Common Stock"; and Fifty Million (50,000,000) shares of $1.00 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Colorado Business Corporation ~~Code~~Act.

1. Dividends. Dividends in cash, property or shares shall be paid upon the Preferred Stock for any year on a cumulative or noncumulative basis as determined by a resolution of the Board of

APPENDIX A

Directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the Board of Directors. Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock in any amount not less than nor more than the rate as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. No other dividend shall be paid on the Preferred Stock.

Dividends in cash, property or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year.

2. Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, first pro rata to the holders of the Preferred Stock until an amount to be determined by a resolution of the Board of Directors prior to issuances of such Preferred Stock, has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock.

3. Redemption. The Preferred Stock may be redeemed in whole or in part as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as may be prescribed by the Bylaws or by resolution of the Board of Directors, by payment in cash or Common Stock for each share of the Preferred Stock to be redeemed, as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Common Stock used to redeem Preferred Stock shall be valued as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Any rights to or arising from fractional shares shall be treated as rights to or arising from one share. No such purchase or retirement shall be made if the capital of the Corporation would be impaired thereby.

If less than all the outstanding shares are to be redeemed, such redemption may be made by lot or pro rata as may be prescribed by resolution of the Board of Directors; provided, however, that the Board of Directors may alternatively invite from shareholders offers to the Corporation of Preferred Stock at less than an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, and when such offers are invited, the Board of Directors shall then be required to buy at the lowest price or prices offered, up to the amount to be purchased.

From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Corporation in the payment of the redemption price), all dividends on the Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease and terminate.

Any purchase by the Corporation of the shares of its Preferred Stock shall not be made at prices in excess of said redemption price.

4. Voting Rights: Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional share on each matter submitted to a vote of shareholders. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the Colorado Business Corporation ~~Code~~Act, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. When, with respect to any action to be taken by shareholders of this Corporation, the laws of Colorado require the

APPENDIX A

vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof. Cumulative voting shall not be allowed in the election of directors of this Corporation.

Shares of Preferred Stock shall only be entitled to such vote as is determined by the Board of Directors prior to the issuance of such stock, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote.

5. Denial of Preemptive Rights. No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares of securities of the Corporation, including shares of securities held in the treasury of the Corporation.

6. Conversion Rights. Holders of shares of Preferred Stock may be granted the right to convert such Preferred Stock to Common Stock of the Corporation on such terms as may be determined by the Board of Directors prior to issuance of such Preferred Stock.

ARTICLE V
TRANSACTIONS WITH INTERESTED DIRECTORS

No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if:

(a) The fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

(b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

(c) The contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

ARTICLE VI
CORPORATE OPPORTUNITY

The officers, directors and other members of management of this Corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by this Corporation's board of directors as evidenced by resolutions appearing in the Corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it. The board of directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this Corporation, through its board of directors, has designated an

APPENDIX A

area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This provision shall not be construed to release any employee of this Corporation (other than an officer, director or member of management) from any duties which he may have to this Corporation.

ARTICLE VII
INDEMNIFICATION

1. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another Corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation; but no identification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

3. To the extent that a director, officer, employee, fiduciary or agent of the Corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in this article or in defense of any claim, issue, or matter therein, he may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4. Any indemnification under paragraph 1 or 2 of this article (unless ordered by a court) may be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs 1 or 2. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

APPENDIX A

5. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized in paragraph 4 of this article upon receipt[t of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this article.

6. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another Corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this article.

8. A unanimous vote of each class of shares entitled to vote shall be required to amend this article.

ARTICLE VIII
AMENDMENTS

The Corporation reserves the right to amend its Articles of Incorporation from time to time in accordance with the Colorado Business Corporation ~~Code~~Act.

ARTICLE IX
ADOPTION AND AMENDMENT OF BYLAWS

The initial Bylaws of the Corporation shall be adopted by its board of directors. Subject to repeal or change by action of the shareholders, the power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in the board of directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

ARTICLE X
~~REGISTERED OFFICE AND REGISTERED AGENT~~SHAREHOLDER ACTIONS WITHOUT A MEETING

~~The address of the initial registered office of the Corporation is 5469 South Waco Street, Aurora, Colorado 80015, and the name of the initial registered agent at such address is Troy G. Rollins, Jr. Either the registered office or the registered agent may be changed in the manner permitted by law.~~

APPENDIX A

ARTICLE XI
INITIAL BOARD OF DIRECTORS

The number of directors of the Corporation shall be fixed by the Bylaws of the Corporation, with the provision that there need be only as many directors as there are shareholders in the event that the outstanding shares are held of record by fewer than three shareholders. The initial board of directors of the Corporation shall consist of three (3) directors. The names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders and until their successors are elected and shall qualify are as follows:

Name	Address
Troy C. Rollins, Jr.	5469 South Waco Street Aurora, CO 80015
Raymond E. McElhaney	6310 Lemmonwood Drive Colorado Springs, CO 80907
Ronald R. McGinnis	3804 West 8th P.O. Box 105 Coffeyville, KS 67337

ARTICLE XII
INCORPORATOR

The name and address of the incorporator is as follows:

Name	Address
Kathryn L. Potter	511 Sixteenth Street Suite 400 Denver, CO 80202

Any action required or otherwise permitted to be taken at a meeting of the shareholders may be taken without a meeting if the shareholders holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.